Exhibit (k.1)

                        FORM OF
            STOCK TRANSFER AGENCY AGREEMENT

     THIS AGREEMENT entered into as of this ___ day of _________, 1999 by and between LCM Internet Growth
Fund, Inc., a Maryland corporation (the "Company") and
Firstar Bank Milwaukee, N.A., a national banking corporation (the "Agent").

     WHEREAS, the Company desires to appoint the Agent as its registrar, transfer agent, dividend disbursing agent and agent in connection with certain other activities; and

     WHEREAS, the Agent desires to act in said capacities.

     NOW, THEREFORE, in consideration of the mutual covenants of the parties made herein and the payments herein provided for, the parties hereby agree as follows:

     1.   Appointment.  The Company hereby appoints the
Agent to serve as registrar, transfer agent for the Company's authorized and issued shares of common stock, $0.01 par value (the "Shares"), dividend disbursing agent and agent in connection with the Company's distribution reinvestment plan (the "Plan") as described in the Company's prospectus (which is included in its Registration Statement on Form N-2 as filed with the Securities and Exchange Commission (the
"SEC")). The Agent hereby accepts said appointment and agrees to perform its duties in accordance with the provisions of this Agreement.

     2. Term; Amendment. The Agent's appointment shall take effect as of the date hereof and, unless sooner terminated as provided herein, shall continue automatically in effect for successive annual periods.
This Agreement may be terminated by either party upon 90 days written notice to the other. This Agreement may be amended only by the mutual written consent of the parties.

     3. Duties of the Agent. The Agent hereby agrees to perform the following services:

          (a) In accordance with procedures established from time to time by agreement between the Company and the Agent, the Agent shall:
               (i) receive for acceptance orders for the purchase of Shares and promptly deliver payment and appropriate documentation thereof to the Company's custodian;
              (ii) pursuant to purchase orders, issue and record the appropriate number of Shares and hold such Shares in the appropriate shareholder account;
             (iii) effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;
              (iv) prepare and transmit payments for dividends and distributions declared by the Company;

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              (v)  act as agent pursuant to the Plan (a copy of which
          is attached hereto as Exhibit A);
              (vi) issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Agent of indemnification satisfactory to the Agent and protecting the Agent and the Company and, if requested by the Agent, a surety bond from the effected shareholder, and the Agent may, at its option, issue replacement certificates in place of mutilated certificates upon presentation thereof and without such indemnity;
             (vii)  maintain records of account for and advise
          the Company and its shareholders as to the foregoing; and
             (viii)  record the issuance of Shares of the Company
          and maintain, pursuant to Rule 17ad-10(e) under the Securities Exchange Act of 1934, as amended, (the
          "Exchange Act"), a record of the total number of Shares of the Company which are authorized, based upon data provided to it by the Company, and issued and outstanding.

          (b) In addition to and not in lieu of the services set forth in the above paragraph (a), the Agent shall:

               (i) perform the customary services of registrar, transfer agent, dividend disbursing agent and agent for the Plan, including, but not limited to: maintaining all shareholder accounts, preparing shareholder meeting lists, mailing shareholder reports and prospectuses to current shareholders, withholding taxes on U.S.
          resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all shareholders, preparing and mailing confirmation forms and statements of account to shareholders for all purchases of Shares and other confirmable transactions in shareholder accounts, preparing and mailing activity statements for shareholders and providing shareholder account information; and
              (ii) provide reports which will enable the Company to monitor the states in which registered shareholders are located.

          (c) In effecting transfers of Shares by the registered owners thereof, the Agent may rely upon the Uniform Commercial Code, the provisions of Chapter 112 of the Wisconsin Statutes and any other statutes which, in the opinion of counsel, protect the Agent and the Company in not requiring complete documentation, in registering transfers without inquiry into adverse claims, in delaying registration for the purpose of such inquiry or in refusing registration where, in its judgment, an adverse claim necessitates such refusal.

     4. Fees and Expenses. The Company agrees to pay the Agent for the performance of the duties set forth in this Agreement, the amounts set forth in Exhibit B attached hereto. Such fees and out-of-pocket expense identified in Exhibit B may be changed from time to time subject to mutual agreement between the parties.
The Company agrees to pay all fees and reimburseable expenses within ten (10) business days following receipt of the billing notice.

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     5.   Representations and Warranties of the Agent.  The
Agent represents and warrants to the Company that:
          (a) It is a national bank duly organized and in good standing under the laws of the State of Wisconsin;
          (b) It is duly qualified to carry on its business in the State of Wisconsin;
          (c) It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;
          (d) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;
          (e) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;
          (f)  It is a registered transfer agent under the Exchange Act;
          (g) It will comply with all applicable requirements of the Securities Act of 1933, as amended (the "Securities
     Act"), the Exchange Act, the Investment Company Act of
     1940, as amended (the "Investment Company Act"), and any laws, rules and regulations of governmental authorities having jurisdiction; and
         (h) It does not anticipate that the "Year 200 Problem" will have a material impact on its ability to perform its duties under this Agreement. The "Year 2000
     Problem" refers to the inability of computer systems to properly process and calculate date-related information and data from and after January 1, 2000.

     6.   Representations and Warranties of the Company.
The Company represents and warrants to the Agent that:
          (a) It is a corporation duly organized and in good standing under the laws of the State of Maryland;
          (b) It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;
         (c) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;
         (d) It is a closed-end non-diversified investment company registered under the Investment Company Act;
         (e) A registration statement under the Securities Act will be made effective and appropriate state securities law filings will be made with respect to all Shares of the Fund being offered for sale; and
         (f) It shall make all required filings under federal and state securities laws.

     7.   Covenants of the Company and the Agent.
          (a)  The Company shall promptly furnish to the Agent the following:

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               (i)  a certified copy of the resolution of the Board of
          Directors of the Company authorizing the appointment of the Agent and the execution and delivery of this Agreement;
              (ii) a copy of the Company's Articles of Incorporation and By-Laws, and all amendments thereto;
              (iii) specimen signatures of all officers of the Company authorized to sign stock certificates;
              (iv) a certificate of the Company's Secretary as to the number of Shares authorized, issued and outstanding; and
              (v) specimens of all forms of certificates for Shares, certified by the Company's Secretary.

         (b) The Agent agrees to establish and maintain facilities and procedures reasonably acceptable to the Company for the safekeeping of stock certificates, check forms and facsimile imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

         (c) The Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act, and the rules thereunder, the Agent agrees that all such records prepared or maintained by the Agent relating to the services to be performed by the Agent hereunder are the property of the Company and will be preserved, maintained and made available in accordance with such section and rules, and will be surrendered promptly to the Company on and in accordance with its request.

         (d) The Agent and the Company agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

         (e) In case of any requests or demands for the inspection of the shareholder records of the Company, the Agent will endeavor to notify the Company and to secure instructions from an authorized officer of the Company as to such inspection. The Agent reserves the right, however, to exhibit the shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the shareholder records to such person.

 8.   Performance of Services; Limitation of Liability.

         (a) The Agent shall exercise reasonable care in the performance of its duties under this Agreement. The Agent shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond the Agent's control, except a loss resulting from the Agent's refusal or failure to comply with the terms of this Agreement or from

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     bad faith,
     negligence or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, the Company shall indemnify and hold harmless the Agent from and against any and all claims, demands, losses, expenses and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Agent may sustain or incur or which may be asserted against the Agent by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to the Agent by any duly authorized officer of the Company, such duly authorized officer to be included in a list of authorized officers furnished to the Agent and as amended from time to time in writing by resolution of the Board of Directors of the Company.
          (b)  The Agent shall indemnify and hold the
     Company harmless from and against any and all claims, demands, losses, expenses and liabilities
     (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Company may sustain or incur or which may be asserted against the Company by any person arising out of any action taken or omitted to be taken by the Agent as a result of the Agent's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence or willful misconduct.
          (c)  In the event of a mechanical breakdown
     or failure of communication or power supplies beyond its control, the Agent shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond the Agent's control. The Agent will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of the Agent. The
     Agent agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.
     Representatives of the Company shall be entitled to inspect the Agent's premises and operating capabilities at any time during regular business hours of the Agent, upon reasonable notice to the Agent.
          (d)  Regardless of the above, the Agent
     reserves the right to reprocess and correct administrative errors at its own expense.
          (e)  In order that the indemnification
     provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

     9. Notices. Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or otherwise delivered as follows:

          Notice to the Agent, to:

          Ms. Suzanne Barnes
          Firstar Bank Milwaukee, N.A.
          Corporate Trust Department
          1555 North RiverCenter Drive, Suite 301
          Milwaukee, Wisconsin 53212
          Tele:     414-905-5001
          Fax: 414-905-5049

          Notice to the Company, to:

          Mr. Barry J. Glasgow
          LCM Internet Growth Fund, Inc.
          810 West Washington Blvd.
          Chicago, Illinois 60607
          Tele:     312-705-3028
          Fax: 312-705-3000

     10. Duties in the Event of Termination. In the event that, in connection with termination, a successor to any of the Agent's duties or responsibilities hereunder is designated by the Company by written notice to the Agent, the Agent will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence and other data established or maintained by the Agent under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which the Agent has maintained, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from the Agent's personnel in the establishment of books, records and other data by such successor.

     11. Governing Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Wisconsin.
However, nothing herein shall be construed in a manner inconsistent with the Investment Company Act or any rule or regulation promulgated by the SEC thereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

LCM INTERNET GROWTH FUND, INC.       FIRSTAR BANK MILWAUKEE, N.A.


By:___________________________       By:__________________________

Its:__________________________       Its:_________________________

Attest                               Attest


By:___________________________       By:__________________________




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                       Exhibit A



                TERMS AND CONDITIONS OF
            LCM INTERNET GROWTH FUND, INC.
            DISTRIBUTION REINVESTMENT PLAN


     Holders of shares of common stock of LCM Internet
Growth Fund, Inc. (the "Fund) are advised as follows with respect to the Fund's Distribution Reinvestment
Plan (the "Plan"):

     1. Participation. Each holder of shares of common stock of the Fund will automatically be deemed to have elected to be a participant in the Plan, unless Firstar Bank Milwaukee, N.A. (the "Plan Agent") is otherwise instructed by such shareholder, in writing, to have all distributions, net of any applicable withholding tax, paid in cash. A shareholder who does not wish to participate in the Plan will receive all distributions, the record date for which follows the receipt by the Plan Agent of such shareholder's instructions, in cash and will be paid by check mailed directly to such shareholder by the Plan Agent, as dividend-disbursing agent. The Plan Agent will act as agent for participants in administering the Plan and will open an account for each participant under the Plan in the same name as his or her outstanding shares of common stock are registered.

2.   Distributions.
        (a) General. Whenever the directors of the Fund declare an income dividend or capital gains distribution payable, at the option of the shareholder, in shares of common stock or cash, non-participants in the Plan will receive such distribution in cash and participants in the Plan will receive such distribution in shares of common stock to be issued by the Fund or purchased on the open market by the Plan Agent. Any such shares so distributed will be held by the Plan Agent for each participant's account.

        (b) Market Premium Issuances. If, on the distribution payment date or, if that date is not an American Stock Exchange trading day, the next preceding trading day (the "Valuation Date"), the market price per share of common stock equals or exceeds the net asset value per share on that date, the Fund will issue shares of common stock to participants valued at net asset value; provided, however, if the net asset value is less than 95% of the market price on the Valuation Date, then participants will be issued shares valued at 95% of the market price.

        (c)  Market Discount Purchases.  If, on the Valuation
             Date, the net asset value per share of common stock exceeds the market price per share on that date, the Plan Agent, as agent for the participants, will, for a period of 30 days, buy shares of the Fund's common stock in the open market, on the

             American Stock
             Exchange or elsewhere, for each participant's account. If, at the close of business on any day during the purchase period, the market price exceeds the net asset value per share, the Plan Agent will cease open market purchases and the Fund will issue the remaining shares at a price equal to the greater of net asset value or 95% of the then current market price. In a case where the Plan Agent has terminated open market purchases and the Fund has issued the remaining shares, the number of shares received by each participant in respect of the distribution will be based on the weighted average of prices paid for shares purchased in the open market and the price at which the Fund issues the remaining shares.

     3. Valuation. For purposes of the Plan, the market price of shares of common stock of the Fund on a particular date shall be the last sales price on the American Stock Exchange at the close of the previous trading day or, if there is no sale on the American Stock Exchange on that date, then the mean between the closing bid and asked quotations for such stock on the American Stock Exchange on such date. The net asset value per share of common stock on a particular date shall be as determined by or on behalf of the Fund.

     4. Liability of Plan Agent. The Plan Agent shall at all times act in good faith and agree to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Agent's negligence, bad faith or willful misconduct or that of its employees. Each participant's uninvested funds held by the Plan Agent will not bear interest. The Plan Agent shall have no liability in connection with any inability to purchase Fund shares, within the time provided, or with the timing of any purchases effected. The Plan Agent shall have no responsibility as to the value of the shares of common stock acquired for any participant's account. For the purpose of cash investments, the Plan Agent may commingle participants' funds.

     5.   Recordkeeping.

        (a) Stock Certificates. The Plan Agent will hold shares of common stock acquired pursuant to the Plan in non-certificated form in the name of each participant for whom such shares are being held. Upon a participant's written request, the Plan Agent will deliver to the participant, without charge, a certificate or certificates representing all full shares of common stock held by the Plan Agent pursuant to the Plan for the benefit of such participant. Although a participant may from to time have an undivided fractional interest in a share of common stock of the Fund, no certificates for fractional shares will be issued. However, distributions on fractional shares will be credited to each participant's account. In the event of termination of a participant's account under the Plan, the Plan Agent will adjust for any such undivided fractional interest in cash at the market value of the shares of common stock at the time of termination.

        (b) Confirmations. The Plan Agent will confirm, in writing, each acquisition made for the account of a participant as soon as practicable, but in any event not later than 60 days after the date thereof.

        (c) Stock Dividends or Splits. Any stock dividends or split shares distributed by the Fund on shares of common stock held by the Plan Agent for a participant will be credited to the participant's account.

     6. Proxy Materials. The Plan Agent will forward to each participant any proxy solicitation material received by it and will vote any shares so held for each participant first in accordance with the instructions set forth on the proxies returned by the participant to the Fund and then with respect to any proxies not returned by the participant to the Fund in the same proportion as the Plan Agent votes proxies returned by participants to the Fund.

     7. Fees. The Plan Agent's service fee for handling the reinvestment of distributions will be paid by the Fund. Each participant, however, will be charged a pro rata share of brokerage commissions incurred with respect to the Plan Agent's open market purchases in connection with the reinvestment of distributions. Brokerage charges for purchasing small amounts of stock for individual accounts through the Plan are expected to be less than the usual brokerage charges for such transactions because the Plan Agent will be purchasing shares for all participants in blocks and prorating the lower commission thus attainable. The Plan Agent may use its affiliates and/or affiliates of the Fund's investment adviser for all trading activity relative to the Plan.

     8.   Termination.

        (a) By Participant. A participant may terminate his or her account under the Plan by notifying the Plan Agent, in writing, at Firstar Bank Milwaukee, N.A., c/o LCM Internet Growth Fund, Inc., P. O. Box 2077, Milwaukee, Wisconsin 53201-2077. Such termination will be effective immediately if notice is received by the Plan Agent prior to the distribution record date; otherwise, such termination will be effective, with respect to any subsequent distribution, on the first trading day after the distribution paid for such record date shall have been credited to such participant's account.

        (b) By Plan Agent or Fund. The Plan may be terminated by the Plan Agent or the Fund with respect to any distributions paid subsequent to written notice of the termination mailed to participants at least 30 days before the record date for the payment of any distribution.

        (c) Effect of Termination. Upon any termination, the Plan Agent will cause a certificate or certificates to be issued for the full shares held for each participant under the Plan and cash adjustment for any fractional shares to be delivered to him or her without charge.

     9. Amendment. The terms and conditions of the Plan may be amended by the Plan Agent or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment shall be deemed to be accepted by each participant unless, prior to the effective date thereof, the Plan Agent receives written notice of the termination of the participant's account under the Plan. Any such amendment may include an appointment by the Plan Agent, in its place and stead, of a successor Plan Agent under these terms and conditions, with full power and authority to perform all or any acts to be performed by the Plan Agent under these terms and conditions.

     10. Applicable Law. These terms and conditions shall be governed by the laws of the State of Maryland.



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                       Exhibit B


Annual Fee     $16.00 per shareholder account
               Minimum annual fees of $25,500

Plus reasonable Out-of-Pocket Expenses, including but not limited to:
  Telephone - toll-free lines        Proxies
  Postage                            Retention of records (with prior approval)
  Insurance                          Microfilm/fiche of records
  Programming (with prior approval)  Special reports
  Stationery/envelopes               ACH fees
  Mailing

ACH Shareholder Services
          $125.00 per month per fund group
          $ .50 per account setup and/or change
          $ .35 per item for EFT payments and purchases
          $3.50 per correction, reversal, return item

Additional Shareholder Fees (Billed to Investors)
          Any outgoing wire transfer         $12.00 / wire
          Return check fee                   $25.00 / item
          Stop payment                       $20.00 / stop
          (liquidation, dividend, draft check)
          Research fee                       $ 5.00 / item
          (for requested items of the second calendar year [or previous] to the request)
          (cap at $25.00)